Exhibit 24.1



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Encore Computer Corporation on Forms S-8 (Registration Statement Nos. 33-10225, 33-33907, 33-34171 and 33-72458) and on
Forms S-3 (Registration Statement Nos. 33-121, 33-33907 and 33-34171) of our reports dated February 17, 1995 except for Note
L as to which the date is March 27, 1995, on our audits of the consolidated financial statements and financial statement schedule of Encore Computer Corporation as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992, which report is included in this Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Miami, Florida
March 27, 1995